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                                                                    EXHIBIT 23.2

                         Consent of Ernst & Young LLP


                        CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of Midway Airlines Corporation (the "Company") for the registration of 8,613,595 shares of its common stock and to the incorporation by reference therein of our report dated February 1, 2000, except for the last paragraph of Note 3 and Note 13 of such report, as to which the date is February 29, 2000, with respect to the financial statements and schedule of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP


Raleigh, North Carolina
May 31, 2000